Exhibit 99.2

BROOKE CORPORATION AND SUBSIDIARY

Summary of Unaudited Pro Forma Financial Statements

This pro forma information should be read in conjunction with the consolidated financial statements and notes of Brooke Corporation (“Brooke”) included in Brooke’s Form 10-K for the fiscal year ended December 31, 2006 as filed with the Securities and Exchange Commission.

The following unaudited pro forma consolidated balance sheet as of December 31, 2006 has been prepared to give effect to the acquisition of a 100% ownership interest in Generations Bank (renamed Brooke Savings Bank, otherwise, the “Bank”) as if the acquisition had occurred on December 31, 2006.

The following unaudited proforma consolidated statement of operations for the year ended December 31, 2006 has been prepared to give effect to the acquisition as if it had occurred on January 1, 2006. The actual acquisition occurred on January 8, 2007.

Brooke is a holding company whose primary business operations are conducted by its subsidiaries and include franchising, franchise and insurance related lending, insurance brokerage and loan brokerage. The acquisition of the Bank will enable the Company to provide banking related products and services that complement the standard property and casualty insurance policies typically offered through the Company’s existing franchisees and other independent insurance agents.

These unaudited pro forma consolidated financial statements are prepared for informational purposes only and are not necessarily indicative of future results or of actual results that would have been achieved had the acquisition been consummated as of the dates indicated. In addition, the pro forma balance sheet includes pro forma allocations of the purchase price based upon preliminary estimates of the fair value of the assets acquired in connection with the acquisition. These allocations may be adjusted in the future upon finalization of these preliminary estimates.

Brooke Corporation and Subsidiary

Pro Forma Consolidated Balance Sheet

December 31, 2006

(in thousands)

(Unaudited)

	Brooke Corporation Condensed Historical (a)	Generations Bank Condensed Historical (b)	Pro Forma Adjustments		Pro Forma Total
ASSETS			Increase (Decrease)
Current Assets
Cash & cash equivalents	$22,453	2,874	(11,922	)c	13,405
Investments	18,027	30,530			48,557
Accounts and notes receivable, net	186,754				186,754
Other receivables	2,081	147			2,228
Securities	54,819				54,819
Prepaid & other	1,838	22			1,860

Total Current Assets	285,972	33,573	(11,922)		307,623
Property and Equipment, net	15,794	13			15,807
Other Assets
Loans receivable, net		19,660	(31	)d	19,629
Intangible assets	3,488		2,076	e	5,564
Other	18,135	49	12	f	18,196

Total Assets	$323,389	53,295	(9,865)		366,819

LIABILITIES & STOCKHOLDERS’ EQUITY
Current Liabilities
Deposits		$43,118 g			43,118
Policy and contract liabilities	20,184				20,184
Payable under participation agreeements	26,849				26,849
Short-term debt	107,602				107,602
Current maturities of long-term debt	14,401				14,401
Other	27,571	312			27,883

Total Current Liabilities	196,607	43,430	0		240,037
Non-current Liabilities
Other	9,000				9,000
Long-term debt less current maturities	55,790				55,790

Total Liabilities	261,397	43,430	0		304,827

Minority Interest in subsidiary	5,464				5,464

Stockholders’ Equity					0
Common stock and additional paid-in capital	36,265	8,413	(8,413)		36,265
Preferred stock and additional paid-in capital	15,892				15,892
Retained earnings	4,077	1,408	(1,408)		4,077
Accumulated other comprehensive income	294	44	(44)		294

Total Stockholders’ Equity	56,528	9,865	(9,865)		56,528

Total Liabilities and Stockholders’ Equity	$323,389	53,295	(9,865)		366,819

a-	Historical financial information is derived from the Company’s audited consolidated financial statements as of December 31, 2006, as reported in its 2006 Form 10-K. The Company’s capital structure includes common and various series of preferred stock as indicated below:

Common- $.01 par value, 99,500,000 shares authorized, 12,553,726 shares issued and outstanding

Preferred series 2002 & 2002A- $25 par, 110,000 shares authorized, 49,667 issued and outstanding

Preferred series 2002B- $32 par, 34,375 shares authorized, 24,331 issued and outstanding

Preferred series 2006- $1 par, 20,000 shares authorized, issued and outstanding

Brooke Corporation and Subsidiary

Pro Forma Consolidated Balance Sheet

December 31, 2006

(in thousands)

(Unaudited)

b-	Historical financial information for the Bank is derived from its audited financial statements as of December 31, 2006.
c-	Represents the amount paid by Brooke for the Bank ($10,100,000); its direct costs associated with the purchase (approximately $157,000) and the amount of the dividend paid by the Bank on January 8, 2007 (approximately $1,665,000).
d-	Loans receivable have been reduced to reflect the effects of related fair value adjustments.
e-	Represents goodwill—amount paid in excess of the fair values of the assets and liabilities acquired.
f-	Deferred tax benefit associated with loan related fair value adjustments.
g-	Primarily transaction deposits.

Brooke Corporation and Subsidiary

Pro Forma Consolidated Statement of Operations

Year Ended Dec 31, 2006

(in thousands, except per share data)

(Unaudited)

	Brooke Corporation	Generations Bank	Pro Forma Adjustments	Pro Forma Total
	Condensed Historical (a)	Condensed Historical (b)	Increase (Decrease)
Operating Revenues
Insuance commissions	$102,032			102,032
Interest income (net)	19,656	2,941	10 c	22,607
Consulting fees	9,908			9,908
Gain of sale of businesses	3,059			3,059
Initial franchise fees for basic services	31,770			31,770
Initial franchise fees for buyer assistance plans	3,137			3,137
Gain of sale of notes receivable	7,423			7,423
Other income	2,710	132		2,842

Total Operating Revenues	179,695	3,073	10	182,778

Operating Expenses
Commissions expense	79,462			79,462
Payroll expense	30,269	594		30,863
Depreciation and amortization	2,411			2,411
Other operating expenses	40,410	593		41,003
Other operating interest expense	3,125	379		3,504

Total Operating Expenses	155,677	1,566	0	157,243

Income from Operations	24,018	1,507	10	25,535
Other Expenses
Interest expense	6,709	97		6,806
Minority interest in subsidiary	575			575

Total Other Expenses	7,284	97	0	7,381

Income Before Income Taxes	16,734	1,410	10	18,154
Income tax expense	5,992	537	4	6,533

Net Income	$10,742	873	6	11,621

Net Income per Share (d):
Basic	$0.79			0.86

Diluted	$0.76			0.82

Weighted average number of shares outstanding
Basic	12,510			12,510

Diluted	13,915			13,915

a-	Historical financial information is derived from the Company’s audited consolidated financial statements for the year ended December 31, 2006, as reported in its 2006 Form 10-K.
b-	Historical financial information for the Bank is derived from its audited financial statements for the year ended December 31, 2006.
c-	Interest income has been increased by approximately $10,000 to reflect the effect of certain loan related fair value adjustments recorded by the Bank in connection with its purchase accounting entries.
d-	Basic and diluted net income per share are calculated by dividing net income as reduced for the effects of dividends to preferred stock outstanding and convertible, as appropriate, by the average number of shares of the Company’s common stock outstanding.

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